Exhibit 95.1

SunCoke Energy Partners
Mine Safety Disclosures for the Period Ended December 31, 2016

We are committed to maintaining a safe work environment and working to ensure environmental compliance across all of our operations. The health and safety of our employees and limiting the impact to communities in which we operate are critical to our long-term success. We believe that we employ industry best practices and conduct routine training programs, and we also focus additional effort and resources each day and each shift to help ensure that our employees are focused on safety. Furthermore, we employ a structured safety and environmental process that provides a robust framework for managing, monitoring and improving safety and environmental performance.

We have consistently operated our metallurgical coke operations within or near the top quartile for the U.S. Occupational Safety and Health Administration’s recordable injury rates as measured and reported by the American Coke and Coal Chemicals Institute. We also have worked to maintain low injury rates reportable to the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”).

The following table presents the information concerning mine safety violations and other regulatory matters that we are required to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Whenever MSHA believes that a violation of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), any health or safety standard, or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the operator must abate the violation. In these situations, MSHA typically proposes a civil penalty, or fine, that the operator is ordered to pay. In evaluating the following table regarding mine safety, investors should take into account factors such as: (1) the number of citations and orders will vary depending on the size of a coal mine, (2) the number of citations issued will vary from inspector to inspector, mine to mine and MSHA district to district and (3) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

The mine data retrieval system maintained by MSHA may show information that is different than what is provided in the table below. Any such difference may be attributed to the need to update that information on MSHA’s system or other factors. Orders and citations issued to independent contractors who work at our mine sites are not reported in the table below. All section references in the table below refer to provisions of the Mine Act.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)(2)	Section 104(b) Orders (#)(3)	Section 104(d) Citations and Orders (#)(4)	Section 110(b)(2) Violations (#)(5)	Section 107(a) Orders (#)(6)	Total Dollar Value of MSHA Assessments Proposed ($)(7)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(8)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)(9)	Legal Actions Pending as of Last Day of Period (#)(10)(11)	Legal Actions Initiated During Period (#)(12)	Legal Actions Resolved During Period (#)(13)

Kentucky Coal Terminal / 15-16749	0	0	0	0	0	$0	0	0	0	0	0	0
Ceredo Dock / 46-09051	0	0	0	0	0	0	0	0	0	0	0	0
Quincy Dock / 46-07736	0	0	0	0	0	0	0	0	0	0	0	0
Belfry #5 / 15-10789	0	0	0	0	0	0	0	0	0	0	0	0
Total	0	0	0	0	0	0	0	0	0	0	0	0

(1)
The table does not include the following: (i) facilities which have been idle or closed unless they received a citation or order issued by MSHA, (ii) permitted mining sites where we have not begun operations or (iii) mines that are operated on our behalf by contractors who hold the MSHA numbers and have the MSHA liabilities. On May 27, 2016, the company completed the divestment of substantially all of the assets of Kentucky Coal Terminal, including the assets associated with MSHA ID# 15-16749. As such, the Company is no longer the owner or operator of any of the Kentucky Coal Terminal. Thus, with respect to Kentucky Coal Terminal, the numbers shown in the table are applicable as of May 27, 2016.

(2)	Alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard.

(3)	Alleged failures to totally abate a citation within the period of time specified in the citation.

(4)	Alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(5)	Alleged flagrant violations issued.

(6)	Alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated.

(7)
Amounts shown include assessments proposed during the year ended December 31, 2016 and do not necessarily relate to the citations or orders reflected in this table. In the case of Kentucky Coal Terminal, the amount shown includes only assessment proposed as of May 27, 2016. Assessments for citations or orders reflected in this table may be proposed by MSHA after December 31, 2016.

(8)
Alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.

(9)
Alleged potential to have a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.

(10)
On May 27, 2016, the company completed the divestment of substantially all of the assets of Kentucky Coal Terminal, including the assets associated with MSHA ID# 15-16749. As such, the Company is no longer the owner or operator of any of the Kentucky Coal Terminal. Thus, with respect to Kentucky Coal Terminal, the numbers shown in the table reflect legal proceedings pending before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) as of May 27, 2016. In the case of all other located listed in the table, this number reflects legal proceedings which remain pending before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) as of December 31, 2016. The pending legal actions may relate to the citations or orders issued by MSHA during the reporting period or to citations or orders issued in prior periods. The FMSHRC has jurisdiction to hear not only challenges to citations, orders, and penalties but also certain complaints by miners. In the case of all locations listed in that, but Kentucky Coal Terminal, the number of “pending legal actions” reported here reflects the number of contested citations, orders, penalties or complaints which remain pending as of December 31, 2016. In the case of Kentucky Coal Terminal, the number of “pending legal actions” reported here reflects the number of contested citations, orders, penalties or complaints which remain pending as of May 27, 2016.

(11)
The legal proceedings which remain pending before the FMSHRC as of December 31, 2016 are categorized as follows in accordance with the categories established in the Procedural Rules of the FMSHRC, except that, in the case of Kentucky Coal Terminal, the numbers in the table reflect legal proceedings which remain pending before the FMSHRC as of May 27, 2016:

Mine or Operating Name/MSHA Identification Number	Contests of Citations and Orders (#)	Contests of Proposed Penalties (#)	Complaints for Compensation (#)	Complaints for Discharge, Discrimination or Interference Under Section 105 (#)	Applications for Temporary Relief (#)	Appeals of Judges’ Decisions or Orders (#)
Kentucky Coal Terminal / 15-6749	0	0	0	0	0	0
Ceredo Dock / 46-09051	0	0	0	0	0	0
Quincy Dock / 46-07736	0	0	0	0	0	0
Belfry #5 / 15-10789	0	0	0	0	0	0
Total	0	0	0	0	0	0

(12)
This number reflects legal proceedings initiated before the FMSHRC during the year ended December 31, 2016, except that, in the case of Kentucky Coal Terminal, the numbers in the table reflect legal proceedings initiated before the FMSHRC as of May 27, 2016. The number of “initiated legal actions” reported here may not have remained pending as of December 31, 2016.

(13)
This number reflects legal proceedings before the FMSHRC that were resolved during the year ended December 31, 2016, except that, in the case of Kentucky Coal Terminal, this number reflects legal proceeding before the FMSHRC that were resolved as May 27, 2016.